PROSPECTUS SUPPLEMENT NO. 8	Filed Pursuant to Rule 424(b)(3)
(To Prospectus Dated November 7, 2006)	Registration No. 333-138489
$250,000,000
Developers Diversified Realty Corporation (“DDR”)
3.50% Convertible Senior Notes due 2011
and
Common Shares Issuable Upon Conversion of the Notes
This prospectus supplement No. 8 supplements and amends the prospectus dated November 7, 2006 and any supplemental prospectuses filed thereafter relating to the offering for resale by the selling securityholders of up to $250,000,000 aggregate principal amount of the 3.50% Convertible Senior Notes due 2011 (the “Notes”) and the common shares issuable upon conversion of the Notes. This prospectus supplement should be read in conjunction with the prospectus dated November 7, 2006, prospectus supplement No. 1 dated November 21, 2006, prospectus supplement No. 2 dated December 5, 2006, prospectus supplement No. 3 dated December 14, 2006, prospectus supplement No. 4 dated January 11, 2007, prospectus supplement No. 5 dated January 26, 2007, prospectus supplement No. 6 dated April 4, 2007 and prospectus supplement No. 7 dated August 3, 2007, each of which has been delivered or is to be delivered with this prospectus supplement, and this prospectus supplement is qualified by reference to the prospectus and prospectus supplements Nos. 1, 2, 3, 4, 5, 6 and 7 except to the extent that the information in this prospectus supplement supplements the information contained in the prospectus or prospectus supplement No. 1, 2, 3, 4, 5, 6 or 7. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.
The information appearing under the heading of the prospectus entitled “Selling Securityholders” sets forth information with respect to the selling securityholders and the respective amounts of Notes beneficially owned by each selling securityholder that may be offered pursuant to the prospectus. The information set forth below supplements the information previously listed in the prospectus or any supplement thereto. Accordingly, the prospectus and any supplement thereto are hereby supplemented by the addition of the following:

	Principal Amount of		Shares of DDR		Common Shares to be
	Notes		Class A Common Stock		Beneficially Owned
	Beneficially Owned (1)		Issuable upon Conversion		After Offering(2)

Name of Selling Securityholder	Number	Percentage	Number	Percentage (3)	Number	Percentage (3)

J.P. Morgan Securities, Inc.	$8,400,000	3.4%	29,028	*	0	*
*	Less than one percent.

(1)	Because certain of the selling securityholders may have sold, transferred or otherwise disposed of all or a portion of their notes in transactions exempt from the registration requirements of the Securities Act since the date on which they provided the information presented in this table, this prospectus supplement may not reflect the exact principal amount of notes held by each selling securityholder on the date of this prospectus supplement. The maximum aggregate principal amount of notes that may be sold pursuant to this prospectus supplement and the prospectus itself will not exceed $250 million.

(2)	We do not know when or in what amounts the selling securityholders may offer notes or shares for sale. The selling securityholders might not sell any or all of the notes or shares offered by this prospectus supplement. Because the selling securityholders may offer any amount of the notes or shares pursuant to this offering, we cannot estimate the number of the notes or shares that will be held by the selling securityholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the note or shares covered by this prospectus supplement will be held by the selling securityholders.

(3)	Calculated based on 122,859,891 shares of our common stock outstanding as of November 5, 2007. In calculating this amount for each holder, we treated as outstanding the number of shares of our common stock issuable upon conversion of all of that holder’s notes, but we did not assume conversation of any other holder’s notes.
Information about the selling securityholders may change over time. Any changed information given to us by the selling securityholders will be set forth in additional prospectus supplements if and when necessary.
Investing in our Notes or common shares involves risks. Please read carefully the section of the prospectus entitled “Risk Factors”.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
This prospectus supplement is dated December 14, 2007.